Exhibit 10.37
Voya Financial
230 Park Avenue New York, NY 10169
February 20, 2025 Don Templin
328 Pheasant Run Place
Findlay, OH 45840

Dear Don:

This letter serves as an amendment and restatement of the Strategic Advisor Transition Agreement entered into between you and Voya Financial, Inc. (“Voya” or “the Company”) on January 3, 2025 (“the Prior Agreement"). You previously notified Voya Financial, Inc. (“Voya” or “the Company”) of your desire to retire from Voya and pursuant to the Prior Agreement, you stepped down from your prior role as EVP - Chief Financial Officer, and resigned from all directorships and roles you held with Voya or any of its subsidiaries or affiliates effective as of December 31, 2024 (the “Transition Date”) and began working for the Company as a Strategic Advisor. This letter (“the Agreement”) lays out the amended terms and conditions that will effectuate this transition period going forward. By executing this Agreement, you also agree to execute any other documents to effectuate such transition, as requested by Voya. For the avoidance of doubt, this Agreement replaces and supersedes the Prior Agreement in all respects.

1.Strategic Advisor Transition

(a)     The Advisory Period. Following the Transition Date, you will remain employed by Voya in the position of Strategic Advisor until June 30, 2025 or such other date as you and Voya mutually agree in writing (such period, the “Advisor Period,” and the last day of the Advisor Period, the “Advisor End Date”). If you voluntarily terminate your services as an advisor earlier than the previously agreed to Advisor End Date, such Advisor End Date shall then become the effective date of such voluntary termination. Your duties during the Advisor Period will be assisting the new EVP - Chief Financial Officer of Voya in supporting the transition of such role’s responsibilities as mutually agreed upon, and to assist with risk management oversight as requested by the Company. You are expected to work on average 10 to 40 hours per week in the Strategic Advisor role, but certain weeks may require more or less time, to be determined at Voya’s discretion. Regardless of the number hours actually worked, during the Advisor Period, you will continue to be considered a full-time employee of Voya for purposes of any employee benefit plan, program or arrangement of Voya or any of its subsidiaries or affiliates. In this role, you will no longer be a member of Voya’s Executive Committee but will participate in Executive Committee meetings as appropriate.

(b)    Advisor Compensation. In connection with your services as an advisor during the Advisor Period and subject to your not resigning your employment or Voya not terminating your employment for Cause (as defined below), (i) Voya will continue to pay you a base salary (annualized at $300,000) in accordance with normal payroll practices. You will continue to be eligible for annual awards under Voya’s Annual Cash Incentive Plan expected to be determined, granted and paid in the first quarter of 2025 based on 2024 company and individual performance as part of the annual compensation management process; and (ii) Voya will also pay the value of your paid time off accrued through the Advisor End Date, to be included in your last paycheck (all such compensation in this Section 1(b), the “Advisor Compensation”).

(c)    Compensation Not Included. You acknowledge and agree that you are not eligible for any compensation or payments from Voya after the Transition Date other than the Advisor Compensation. You further agree to disclaim and waive any right or entitlement to such payments. For the avoidance of doubt, you agree and acknowledge that you will not be eligible for or receive, and will waive any right to payment of any of the following:

•Any payment under the Voya Financial, Inc. 2024 Omnibus Employee Incentive Plan (“Omnibus Plan”), including any payment, grants, or awards related to the 2024 performance year;
•Any payment or rights under the Voya Financial, Inc. Severance Plan for Senior Managers or any other Voya severance plan or program; and

Exhibit 10.37
•Any payments or company contribution for any employee benefits following the Advisor End Date, including as relates to outplacement services or benefits continuation.

(d)    Retirement Eligibility. You are Retirement-Eligible (as defined in the 2019 Omnibus Employee Incentive Plan) as of the date of this agreement. For the avoidance of doubt, and notwithstanding section 1(c) above, your outstanding unvested equity awards, as of the date hereof, will continue to vest on the original vesting dates set forth thereon and be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying award agreements.

(e)    “Cause” shall mean the occurrence of any of the following:

•an employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction;
•an employee’s commission of, or participation in, a fraud or act of dishonesty that is materially injurious to the Company or any of its subsidiaries or any client of the Company or of any of its subsidiaries;
•an employee’s material violation of any material contract or agreement between such employee and the Company or any of its subsidiaries;
•any act or omission by an employee involving malfeasance or gross negligence in the performance of such employee’s duties and responsibilities to the material detriment of the Company or any of its subsidiaries;
•an employee’s material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to the Company or any of its subsidiaries, such employee's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such employee's loss of any governmental or self-regulatory license that is reasonably necessary for such employee to perform his or her duties or responsibilities, in each case as an employee of the Company or any of its subsidiaries; or
•an employee’s material violation of the Company’s, or any subsidiary’s, code of conduct or any other written policy of the Company or any subsidiary as in effect from time to time.

The determination as to whether Cause has occurred shall be made by the Company, in its sole discretion and, in such case, the Company also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of employment was for Cause).

2.    Continuing Obligations. You agree to adhere to the restrictive covenants of your long- term incentive award agreements, including, without limitation, the non-compete provisions contained therein; provided that the non-compete provisions contained in such award agreements shall apply from the date of this agreement through the one year period following the Advisor End Date (“Non-Compete End Date”). During this period, should you provide services to a Competitor Firm, any portion of the long-term incentive awards that has not yet vested as of the date you agreed to provide services to the Competitor Firm shall be forfeited as of such date you agreed to provide such services. For the avoidance of doubt, Competitor Firms shall include and are limited to those listed in on Annex B of the 2023 Award Agreement under the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan. Nothing precludes you from becoming a member of a board of directors, and/or providing consulting services, to a non-Competitor Firm on written notice to Voya, so long as doing so does not interfere with your performing any services owing by you to Voya.

3.    Amendment, Modification, and Termination. No provision of this agreement may be amended, modified, altered or terminated except in writing signed by you and an officer of Voya, which writing shall specifically reference this agreement and the provision which the parties intend to amend, modify or terminate.

4.    Entire Agreement. This agreement shall constitute the entire agreement between Voya and you concerning any severance payments, compensation or other packages relating to the termination of your employment, and fully supersedes and replaces all prior discussions, agreements or understandings between Voya and you regarding those matters. This agreement does not affect any vested benefit you may have as of the Transition Date under any benefit

Exhibit 10.37
plan, which shall continue to be governed by the terms of the applicable plan. This agreement supplements, rather than supersedes, any agreements that you have with Voya that restricts your activities during or after your employment, including non-disclosure agreements, non- solicitation agreements and other restrictive covenants.

5.    Section 409A. The parties agree that this agreement is intended to be exempt from or comply with the provisions of Internal Revenue Code (the “Code”) Section 409A and that the terms and provisions of this agreement shall be construed and interpreted consistent with such intent. Notwithstanding any other provision of this agreement, you understand that Voya shall not be liable to you if the payment of the Additional Compensation or any other amount or benefit under this agreement fails to be exempt from or comply with Section 409A of the Code. For purposes of this agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Termination of your employment on the Advisor End Date with Voya and its affiliates shall be construed consistent with a “separation from service” as defined under Section 409A of the Code. If Voya determines that all or any portion of the payments and benefits provided under this agreement constitute “deferred compensation” under Section 409A of the Code and that you are a “specified employee” of Voya, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments or the provision of the benefits shall be delayed until the six-month anniversary of your separation from service, to the extent required by Section 409A of the Code.

6.    Signatures and Counterparts. This agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This agreement may be executed with electronic signatures. You understand that photocopy and facsimile copies of signatures on the agreement and any such signed counterparts may be used in lieu of the original for any purpose.

Sincerely,

/s/ My Chi To

My Chi To Executive Vice President, Chief Legal Officer and Corporate Secretary Voya Financial, Inc.	Date: February 20, 2025

/s/ Don Templin
Accepted by: Don Templin	Date: February 20, 2025